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1 (814) ARR-IVED
(814) 277-4833

Ryan ME



NEW PROPERTY







$46,520
AVAILABLE

The Pinot

4 BED 4 BATH 2052 SQ FT

RESERVE SHARES

We'll notify you when ready to purchase

86.7% RESERVED

174	$324,216	$2,195	68.2%
INVESTORS	PURCHASE PRICE	MONTHLY RENT	FINANCING

The Pinot is a single family home in a private neighborhood in Fayetteville, AR. The home features a kitchen adjacent to a large dining area and family room. The home is large, with 4 bedrooms and 4 bathrooms in its 2,052 square feet. There is also a shared community pool.

We're currently taking reservations for this property while we onboard it to our platform. We anticipate shares will be ready to purchase in 2-3 weeks. We'll notify investors when it's time to finalize the investment.

Rent Status: Rented

Financing

68.2%
FINANCING

HOME LOAN $221,000
HOME EQUITY $103,216

INTEREST RATE	4.625%
HOLD PERIOD	5 - 7 years

The Market

Fayetteville-Bentonville, AR, Market Information



Wheeler
Fulbright Expy

Northwest Arkansas contains the major cities of Fayetteville, Springdale, Rogers, and Bentonville, running north-south along I-49. The region is popular for the outdoor recreation available in and

around the Ozark Mountains such as hiking and mountain biking.

Northwest Arkansas is also home to many marquee employers. Bentonville is the birthplace and headquarters of Walmart, one of the largest retailers in the world. The region is also home to Tyson Foods and J.B. Hunt. The University of Arkansas, with over 23,000 undergraduate students, is located in Fayetteville.



Fayetteville
Farmington
W 15th St
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Real Estate Data for Fayetteville, AR

Zillow Home Price Trends

Single Family Residential 2010-2020 for Zip Code 72704



$243.6K
$220.7K
$197.8K
$174.9K
$152.1K
2011
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Offering Details

Deal Terms

RAISE AMOUNT	$128,760	PURCHASE PRICE	$324,216
PRICE PER SHARE	$10	PROCEEDS TO ARRIVED (ONE TIME)	$8,126
NUMBER OF SHARES	12,876	ASSET MANAGEMENT FEE (ANNUAL)	$1,288

Important Information

Arrived Homes, LLC (the "Company") intends to sponsor a securities offering with respect to this property pursuant to Regulation A under the Securities Act of 1933. The Company is now "testing the waters" to gauge market demand and it is under no obligation to make an offering under Regulation A. No money or other consideration is being solicited in connection with the information that is now being provided, and if money is sent in response, it will not be accepted. No offer to buy our securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A has been filed with and qualified by the Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the Form 1-A qualification date. A person's indication of interest involves no obligation or commitment of any kind.